Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-272105 on Form S-4 of Office Properties Income Trust of our reports dated February 15, 2023, relating to the financial statements of Office Properties Income Trust and the effectiveness of Office Properties Income Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Office Properties Income Trust for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 6, 2023